EXECUTION VERSION

Exhibit 2.1

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is dated as of October 20, 2016, by and among Implant Sciences Corporation, a Massachusetts corporation (the “Company”), C ACQUISITION CORP., a Delaware corporation, ACCUREL SYSTEMS INTERNATIONAL CORPORATION, a California corporation, and IMX ACQUISITION CORP., a Delaware corporation (each, including the Company, a “Seller” and collectively, the “Sellers”), and  L-3 Communications Corporation, a Delaware corporation (“Buyer”).  Sellers and Buyer are referred to collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Sellers and Buyer are parties to that certain Asset Purchase Agreement dated as of October 10, 2016 (the “Agreement”); and

WHEREAS, Sellers and Buyer desire to amend the terms of the Agreement on the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.

Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

2.

Amendments to the Agreement.

(a)

Section 6.2(b)(i) of the Agreement is hereby amended by deleting “ten (10) Business Days after the date hereof” and replacing it with “November 4, 2016”.

(b)

The following is hereby added as a new Section 6.3(c) of the Agreement:

“Notwithstanding the foregoing, prior to the entry of the Bid Procedures Order, Sellers may engage in or enter into or otherwise participate in discussions and negotiations with any Person or group (and its or their representatives, advisors and intermediaries) or furnish information relating to the Business to such Person or group (and its or their representatives, advisors and intermediaries) concerning an Alternative Proposal if (i) Sellers have not breached this Section 6.3, (ii) such Person or group has submitted, or expressed an interest to the Seller in submitting, in each case, following October 10, 2016, an unsolicited Alternative Proposal, provided that the Company shall only be permitted to take the foregoing action if (A) prior to furnishing any such information or entering into any such discussions or negotiations, the Company provides Buyer written notice of its intention to take such action, (B) prior to furnishing any such information, such Person or group has executed a confidentiality agreement that contains terms that are not less favorable to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement (1) shall not be required to prohibit the making of an Alternative Proposal and (2) may include terms that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement substantially concurrently with the execution of such confidentiality agreement to include such terms for the benefit of Buyer), (C) contemporaneously with furnishing any such information to such Person or group, the Company furnishes Buyer a list (which list may be nothing more than a reference to the virtual data room maintained in connection with the transactions contemplated hereby) of such information provided to such Person or group and, to the extent such information has not been previously furnished to Buyer, copies of such information and (D) promptly (and in any event within 48 hours thereafter) notify Buyer of any change to the financial and other material terms and conditions of any Alternative Proposal and otherwise keep Buyer reasonably informed of the status of any such Alternative Proposal, including by providing copies of all proposals, offers and drafts of proposed agreements related thereto.  Upon entry of the Bid Procedures Order, all negotiations, discussions and furnishing of information contemplated by this paragraph shall cease, and any such negotiations, discussions and furnishing of information shall be governed by the Bid Procedures Order.”

3.

References to the Agreement.  After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment and all references in the exhibits to the Agreement and in the Seller Disclosure Schedule to “the Agreement” shall refer to the Agreement as amended by this Amendment.

4.

Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.  Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

5.

Terms of Agreement.  Except as expressly amended by this Amendment, the terms of the Agreement shall remain unchanged and continue in full force and effect.

6.

Governing Law.  This Agreement shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

[SIGNATURE PAGES FOLLOW]

2-

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

L-3 COMMUNICATIONS CORPORATION

By: /s/ David Reilly

Name: David Reilly

Title

IMPLANT SCIENCES CORPORATION

By: /s/ William J. McGann

Name: William J. McGann

Title: Chief Executive Officer

C ACQUISITION CORP.

By:/s/ William J. McGann

Name: William J. McGann

Title: President

ACCUREL SYSTEMS INTERNATIONAL CORPORATION

By:/s/ William J. McGann

Name: William J. McGann

Title: President

IMX ACQUISITION CORP.

By: /s/ William J. McGann

Name: William J. McGann

Title: President